Exhibit 99.1

Vericel Enters into Expanded $25 Million Debt Facilities with Silicon Valley
Bank and MidCap Financial to Support Accelerating MACI Uptake and
Increased Epicel Usage

Facilities Include a $15 Term Loan and $10 Million Revolving Line of Credit

CAMBRIDGE, Mass., Dec. 07, 2017 (GLOBE NEWSWIRE) -- Vericel Corporation (NASDAQ: VCEL), a leading developer of expanded autologous cell therapies for the treatment of patients with serious diseases and conditions, today announced that it entered into an expanded $15 million term loan and retained an existing $10 million revolving line of credit with Silicon Valley Bank and MidCap Financial Services (MidCap Financial), providing Vericel access to up to a total of $25 million of capital. As of November 30, 2017, Vericel had an outstanding balance of $7 million under an existing term loan with Silicon Valley Bank and MidCap Financial which will be replaced with the expanded facility, providing approximately $8 million of incremental capital (excluding refinancing fees) to the company and bringing the total term loan balance to $15 million.

The increased capital will support Vericel’s planned MACI® (autologous cultured chondrocytes on porcine collage membrane) sales force expansion from 28 to 40 sales representatives and other marketing initiatives to support the continued growth in MACI uptake.  Since the launch of MACI in the first quarter of 2017, Vericel has achieved two straight quarters of 30% or greater revenue growth versus the same quarter of the prior year and record third quarter revenues.

“We are pleased to expand our relationship with Silicon Valley Bank and MidCap Financial, and we appreciate their confidence in MACI’s prospects and our business overall,” said Gerard Michel, Vericel’s chief financial officer and vice president of corporate development.  “The expanded loan facility strengthens our balance sheet while minimizing dilution and will allow us to reach the broader surgeon audience that has shown interest in using MACI to treat patients with full-thickness cartilage defects of the knee and to continue to support the expanded usage of Epicel.”

Ryan Roller, vice president of Silicon Valley Bank, commented, “Vericel is on a strong growth trajectory and we are pleased to significantly expand our relationship to support their continued efforts to treat more patients with their unique cell therapy products.”

About Vericel Corporation

Vericel develops, manufactures, and markets expanded autologous cell therapies for the treatment of patients with serious diseases and conditions.  The company markets two cell therapy products in the United States. Vericel is marketing MACI® (autologous cultured chondrocytes on porcine collagen membrane), an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Vericel is also marketing Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company’s website at www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. © 2017 Vericel Corporation. All rights reserved.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

©2017 SVB Financial Group. All rights reserved. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group. Silicon Valley Bank is a member of FDIC and Federal Reserve System.

About MidCap Financial

MidCap Financial is a middle-market focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial’s debt solutions focus in five areas:

•    General and healthcare asset-based working capital loans collateralized by third-party accounts receivable and other assets;

•    Leveraged loans to companies backed by private equity sponsors;

•    Life sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies;

•    Real estate loans on all types of commercial properties, medical office buildings, various types of senior housing and skilled nursing properties; and

•    Lender finance term loans or revolvers provided across the consumer and commercial finance sectors.

Additional information about MidCap Financial can be found at www.midcapfinancial.com.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, product development activities, estimating the commercial growth potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, customer reach, our ability to secure consistent reimbursement for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2017, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Global Media Contacts:

David Schull

Russo Partners LLC

+1 212-845-4271 (office)

+1 858-717-2310 (mobile)

David.schull@russopartnersllc.com

Karen Chase

Russo Partners LLC

+1 646-942-5627 (office)

+1 917-547-0434 (mobile)

Karen.chase@russopartnersllc.com

Investor Contacts:

Chad Rubin

The Trout Group

crubin@troutgroup.com

+1 (646) 378-2947

Lee Stern

The Trout Group

lstern@troutgroup.com

+1 (646) 378-2922